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                                                                    Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Summary Financial Data," "Selected Financial Data" and "Experts" and to the use of our report dated March 8, 2004 (except for Note 12 as to which the date is August 4, 2004 and except for the sixth paragraph of Note 1, as to which the date is December 6, 2004) in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-118012) and related Prospectus of Adeza Biomedical Corporation for the registration of 4,312,500 shares of its common stock.


                                   /s/ Ernst and Young LLP



Palo Alto, California
December 6, 2004